Exhibit H(60)

Form of

SCHEDULE A

List of Funds to Which the Agreement Applies

Last Updated: February [   ], 2023

Investing Funds	Vanguard Funds

Series of MassMutual Select Funds:	Vanguard Bond Index Funds
MassMutual 20/80 Allocation Fund	Vanguard Total Bond Market Index Fund
MassMutual 40/60 Allocation Fund	Vanguard Index Funds
MassMutual 60/40 Allocation Fund	Vanguard Mid-Cap Index Fund
MassMutual 80/20 Allocation Fund	Vanguard Small-Cap Index Fund
MassMutual RetireSMARTSM by JP Morgan 2020 Fund	Vanguard International Equity Index Funds
MassMutual RetireSMARTSM by JP Morgan 2025 Fund	Vanguard Emerging Markets Stock Index Fund
MassMutual RetireSMARTSM by JP Morgan 2030 Fund	Vanguard Scottsdale Funds
MassMutual RetireSMARTSM by JP Morgan 2035 Fund	Vanguard Long-Term Treasury Index Fund
MassMutual RetireSMARTSM by JP Morgan 2040 Fund	Vanguard Specialized Funds
MassMutual RetireSMARTSM by JP Morgan 2045 Fund	Vanguard Real Estate Index Fund
MassMutual RetireSMARTSM by JP Morgan 2050 Fund	Vanguard Tax-Managed Funds
MassMutual RetireSMARTSM by JP Morgan 2055 Fund	Vanguard Developed Markets Index Fund
MassMutual RetireSMARTSM by JP Morgan 2060 Fund
MassMutual RetireSMARTSM by JP Morgan 2065 Fund
MassMutual RetireSMARTSM by JP Morgan in Retirement Fund

IN WITNESS WHEREOF, the parties have executed this amended Schedule A to the Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022 (the "Agreement"), as of the date first written above.

Vanguard Funds, on behalf of each Vanguard Fund listed on Schedule A to the Agreement, severally and not jointly

Name of Authorized Signer	Print	Signature
Title: Assistant Secretary	Michael Drayo

MassMutual Select Funds, on behalf of the Acquiring Funds listed on Schedule A to the Agreement, severally and not jointly

Name of Authorized Signer	Print	Signature
Title: CFO and Treasurer	Renee Hitchcock